QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

	FOR:	MERCER INTERNATIONAL INC.
	APPROVED BY:	Jimmy S.H. Lee Chairman & President (604) 684-1099
David M. Gandossi Executive Vice-President & Chief Financial Officer (604) 684-1099
For Immediate Release
Financial Dynamics Investors: Eric Boyriven Media: Scot Hoffman (212) 850-5600

MERCER INTERNATIONAL INC. REPORTS 2004 FOURTH QUARTER
AND YEAR END RESULTS

NEW YORK, NY, March 11, 2005 — Mercer International Inc. (Nasdaq:MERCS, TSX: MRI.U) today reported results for the fourth quarter and year ended December 31, 2004. Such results do not include the operations of the Celgar NBSK pulp mill which has an annual production capacity of approximately 430,000 ADMTs that we acquired in February 2005. In addition, our new Stendal NBSK pulp mill with an annual production capacity of approximately 552,000 ADMTs only commenced production in mid-September 2004.

Results of Operations — 2004 Fourth Quarter

        Total revenues for the 2004 fourth quarter increased to €94.0 million from €50.4 million in the comparative period of 2003, primarily because of higher pulp sales resulting from the start up of production at our Stendal mill. Pulp and paper revenues were €88.0 million in the current period, versus €47.5 million in the comparative period of 2003. During the fourth quarter of 2004, the Stendal mill produced approximately 118,775 ADMTs of NBSK pulp and had sales of €41.2 million.

        Costs of pulp and paper sales in the fourth quarter of 2004 increased to €98.4 million from €45.5 million in the comparative period of 2003, primarily as a result of the inclusion of production from our Stendal mill.

-more-

Mercer Reports 2004 Fourth Quarter and Year End Results	Page 2

        In the 2004 fourth quarter, pulp sales increased to €74.8 million from €34.2 million in the comparative period of 2003 as a result of the inclusion of production from our Stendal mill and higher production from our Rosenthal mill. List prices for NBSK pulp in Europe were approximately €446 ($603) per ADMT in the fourth quarter of 2004, compared to approximately €519 ($635) per ADMT in the prior quarter and €444 ($560) per ADMT in the comparative period of last year. The increase in U.S. list prices for NBSK pulp over the 2003 comparative period was largely offset by the weakness of the U.S. dollar versus the Euro in the current period. In the fourth quarter of 2004, pulp sales by volume increased to 192,254 ADMTs from 81,729 ADMTs in the fourth quarter of 2003.

        Pulp sales realizations decreased to €389 per ADMT on average in the 2004 fourth quarter, from €418 per ADMT in the comparative period of 2003, primarily as a result of lower price realizations of the Stendal mill associated with its start up.

        Transportation and other revenues for the pulp operations increased to €5.3 million in the 2004 fourth quarter from €2.6 million in the comparative period last year, primarily as a result of the start up of our Stendal mill.

        Cost of sales and general, administrative and other expenses for the pulp operations increased to €91.8 million in the 2004 fourth quarter from €36.6 million in comparative period of 2003, primarily as a result of the inclusion of €57.6 million of operating costs related to the Stendal mill.

        On average, fiber costs for pulp production at our Rosenthal mill decreased by approximately 2.8% compared to the comparative period last year.

        Depreciation for the pulp operations was €11.8 million in the current period, versus €5.6 million in the comparative period of 2003.

        For the 2004 fourth quarter, the pulp operations generated an operating loss of €10.7 million, versus operating income of €0.3 million in the 2003 fourth quarter, primarily as a result of an operating loss of approximately €13.3 million from our Stendal mill. The operating loss from our Stendal mill resulted primarily from the higher production costs and lower price realizations it incurred during its initial start up.

-more-

Mercer Reports 2004 Fourth Quarter and Year End Results	Page 3

        Paper sales were €13.3 million in the fourth quarter of 2004 and 2003. Sales of specialty papers in the 2004 fourth quarter decreased marginally to €9.5 million from €9.9 million in the comparative period of 2003 as a result of a shift in the product mix. For the fourth quarter of 2004, total paper sales volumes were 14,781 ADMTs, versus 15,030 ADMTs in the fourth quarter of 2003. On average, prices for specialty papers realized in the fourth quarter of 2004 increased by approximately 3.9%, reflecting a shift in the product mix. Average prices for our printing papers decreased by approximately 1.7% reflecting generally weak demand.

        Cost of sales and general, administrative and other expenses for the paper operations in the fourth quarter of 2004 decreased to €12.9 million from €15.3 million in the fourth quarter of 2003, primarily as a result of lower operating costs.

        Depreciation for the paper operations was €0.6 million in the fourth quarter of 2004, compared to €0.5 million in the fourth quarter of 2003.

        For the 2004 fourth quarter, our paper operations generated operating income of €0.8 million, compared to an operating loss of €1.5 million in the comparative period last year.

        In the 2004 fourth quarter, we had a loss from operations of €10.3 million, compared to €2.0 million in the comparative period of last year, primarily as a result of a loss from operations of €13.3 million from our Stendal mill. Interest expense in the 2004 fourth quarter increased to €14.2 million from €4.6 million in the 2003 fourth quarter, due to the inclusion of interest expense of €10.3 million relating to the Stendal pulp mill after it was started up in mid-September 2004.

        In the 2004 fourth quarter, we realized a gain of approximately €29.7 million before minority interests upon the settlement of the currency derivatives entered into by our Rosenthal and Stendal pulp mills (the "Currency Derivatives") due to the weakening of the U.S. dollar versus the Euro. In the comparable period of 2003, we realized a gain of €10.1 million before minority interests on the settlement of our then outstanding currency derivatives. In the 2004 fourth quarter, we also recorded a net non-cash holding loss of €16.5 million before minority interests on the marked to market valuation of the interest rate derivative contracts entered into by our Rosenthal and Stendal pulp mills (the "Interest Rate Contracts") versus a net gain of €9.7 million before minority interests thereon in the 2003 fourth quarter.

-more-

Mercer Reports 2004 Fourth Quarter and Year End Results	Page 4

        During the fourth quarter of 2004, we completed a reorganization of certain of our German subsidiary companies and tax field audits for years prior to 2001 of certain of our German subsidiaries were completed. As a result, we re-evaluated our income tax provision and deferred income tax asset valuation allowance and recorded an income tax benefit of €44.2 million for the year ended December 31, 2004.

        In the 2004 fourth quarter, minority interest, representing the two minority shareholders' proportionate interest in the Stendal mill, was €(1.5) million, compared to €(2.9) million in the comparative period of 2003.

        In the 2004 fourth quarter, net income was €32.6 million, or €1.87 per basic share and €1.14 per diluted share, which reflected the positive impact of the net gain on derivative instruments and the income tax benefit, partially offset by the loss from our Stendal mill resulting from its start up. In the 2003 fourth quarter, we reported net income of €5.6 million, or €0.33 per basic and diluted share.

        We generated "Operating EBITDA" of €1.6 million and €3.9 million in the fourth quarter of 2004 and 2003, respectively. Operating EBITDA is defined as income (loss) from operations plus depreciation and amortization and non-recurring capital asset impairment charges. Operating EBITDA is calculated by adding depreciation and amortization and non-recurring capital asset impairment charges of €11.9 million and €6.0 million to the loss from operations of €10.3 million and €2.0 million for the three months ended December 31, 2004 and 2003, respectively.

        Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

        Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity.

-more-

Mercer Reports 2004 Fourth Quarter and Year End Results	Page 5

        Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: (i) Operating EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; (ii) Operating EBITDA does not reflect changes in, or cash requirements for, working capital needs; (iii) Operating EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our outstanding debt; (iv) Operating EBITDA does not reflect minority interests on our Stendal operations; (v) Operating EBITDA does not reflect the impact of marked to market changes in our derivative positions, which can be substantial; and (vi) Operating EBITDA does not reflect the impact of impairment charges against our investments or assets. Because of these limitations, Operating EBITDA should only be considered as a supplemental performance measure and should not be considered as a measure of liquidity or cash available to us to invest in the growth of our business. Because all companies do not calculate Operating EBITDA in the same manner, Operating EBITDA as calculated by us may differ from Operating EBITDA as calculated by other companies. We compensate for these limitations by using Operating EBITDA as a supplemental measure of our performance and relying primarily on our GAAP financial statements.

Results of Operations — 2004

        Total revenues for the year ended December 31, 2004 increased to €247.9 million from €194.6 million in the comparative period of 2003, primarily because of higher pulp sales resulting from the inclusion of production from our Stendal mill from mid-September 2004. Pulp and paper revenues were €233.1 million in the current period, versus €182.5 million in the comparative period of 2003.

        Costs of pulp and paper sales in the year ended December 31, 2004 increased to €232.1 million from €179.7 million in the comparative period of 2003, primarily as a result of the inclusion of production from our Stendal mill.

        In the year ended December 31, 2004, pulp sales increased to €178.5 million from €126.6 million in 2003 as a result of higher prices and production from our Rosenthal mill and the inclusion of production from our Stendal mill. List prices for NBSK pulp in Europe were approximately €496 ($616) per ADMT in 2004, compared to approximately €453 ($523) per ADMT last year. The increase in NBSK pulp prices was partially offset by the weakness of the U.S. dollar versus the Euro in 2004. In 2004, pulp sales by volume increased to 421,716 ADMTs from 303,655 ADMTs in 2003.

-more-

Mercer Reports 2004 Fourth Quarter and Year End Results	Page 6

        Pulp sales realizations increased to €423 per ADMT on average in the year ended December 31, 2004 from €417 per ADMT in 2003, primarily as a result of higher prices, partially offset by lower price realizations of the Stendal mill associated with its start up.

        Transportation and other revenues for the pulp operations increased to €14.2 million in the year ended December 31, 2004 from €10.9 million last year because of the start up of the Stendal mill.

        Cost of sales and general, administrative and other expenses for the pulp operations increased to €200.6 million in the year ended December 31, 2004 from €141.3 million in 2003, primarily as a result of the inclusion of €65.6 million of operating costs related to the Stendal mill.

        On average, fiber costs for pulp production at our Rosenthal mill decreased by approximately 3.9% compared to last year.

        Depreciation for the pulp operations was €26.8 million in the current period, versus €21.9 million in 2003.

        For the year ended December 31, 2004, the pulp operations generated an operating loss of €5.1 million, versus an operating loss of €1.5 million last year, primarily as a result of a loss from operations of €20.6 million from our Stendal mill. Such loss from our Stendal mill resulted primarily from expensing certain costs associated with the mill prior to its start up and the higher production costs and lower price realizations it incurred during its start up.

        Paper sales in the current period were €54.6 million, compared with €55.9 million in the same period of last year. Sales of specialty papers in the year ended December 31, 2004 were €37.5 million versus €40.1 million in 2003, primarily as a result of a shift in the product mix. For the year ended December 31, 2004, total paper sales volumes were 62,282 ADMTs, versus 62,018 ADMTs in the year ended December 31, 2003. On average, prices for specialty papers realized in 2004 increased slightly, reflecting a shift in the product mix. Average prices for our printing papers decreased by approximately 6.4% reflecting generally weak demand.

-more-

Mercer Reports 2004 Fourth Quarter and Year End Results	Page 7

        Cost of sales and general, administrative and other expenses for the paper operations in the year ended December 31, 2004 increased to €65.2 million from €56.9 million in the year ended December 31, 2003, primarily as a result of a non-cash €6.0 million impairment charge relating to our paper operations.

        Depreciation for the paper operations was €2.4 million in the year ended December 31, 2004, compared to €2.0 million last year.

        For the year ended December 31, 2004, our paper operations generated an operating loss of €9.8 million, which included the non-cash impairment charge of €6.0 million, compared to operating income of €0.1 million in 2003.

        In 2004, we had a loss from operations of €18.0 million, compared to a loss of €4.5 million last year, primarily as a result of a loss from operations of €20.6 million from our Stendal mill and the €6.0 million non-cash impairment charge related to our Fährbrücke paper mill. Interest expense (excluding capitalized interest of €27.2 million relating to the Stendal pulp mill) in the year ended December 31, 2004 increased to €23.7 million from €11.5 million a year ago, due to higher borrowings resulting primarily from our convertible note issue in October 2003 and the inclusion of interest expense of €12.2 million relating to the Stendal mill after its start up in mid-September 2004.

        In the year ended December 31, 2004, we realized a gain of €44.5 million before minority interests upon the settlement of the Currency Derivatives due to the weakening of the U.S. dollar versus the Euro in 2004. In 2003, we realized a gain of €29.3 million before minority interests on our then outstanding currency derivatives. In the year ended December 31, 2004, we also recorded a non-cash holding loss of €32.3 million before minority interests on the marked to market valuation of the Interest Rate Contracts versus a net loss thereon of €13.2 million before minority interests in 2003.

        Our results for 2003 included an adjustment of €5.6 million for the non-cash impact of other-than-temporary impairment losses on our available-for-sale securities.

        In the year ended December 31, 2004, we re-evaluated our income tax provision and deferred income tax asset valuation allowance and recorded an income tax benefit of €44.2 million.

-more-

Mercer Reports 2004 Fourth Quarter and Year End Results	Page 8

        In the year ended December 31, 2004, minority interest, representing the two minority shareholders' proportionate interest in the Stendal mill, was €2.5 million, compared to €5.6 million in 2003.

        We reported net income for the year ended December 31, 2004 of €20.0 million, or €1.15 per basic share and €0.89 per diluted share, which reflected the positive impact of the net gain on derivative instruments and the income tax benefit, partially offset by the loss from our Stendal mill. In 2003, we reported a net loss of €3.6 million, or €0.21 per basic and diluted share.

        We generated "Operating EBITDA" of €17.2 million and €19.6 million in the years ended December 31, 2004 and 2003, respectively. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

        At December 31, 2004, our cash and cash equivalents were €49.6 million, compared to €52.0 million at the end of 2003. We also had €45.3 million of cash restricted to pay construction costs payable and €19.1 million of cash restricted in a debt service account, both related to the Stendal pulp mill. In addition, we had €28.5 million of cash restricted in a debt service account relating to the project financing facility at the Rosenthal mill, which facility was fully repaid in February 2005. At December 31, 2004, we had a working capital deficit of €21.7 million, primarily because we had Stendal construction costs payable of €65.4 million for which we had not yet drawn down under the Stendal project loan facility and, under our accounting policies, we do not record certain government grants until they are received. The Stendal construction costs will be paid pursuant to the Stendal project loan facility in the ordinary course. At December 31, 2004, we qualified for investment grants related to the Stendal mill totaling approximately €65.9 million from the federal and state governments of Germany, which we expect to receive in 2005. These grants, when received, will be applied to repay the amounts drawn under the dedicated tranche of the Stendal project loan facility. The grants are not reported in our income and reduce the cost basis of the assets purchased when they are received. We expect to qualify for additional investment grants totaling €22.6 million when such Stendal construction costs have been substantially paid.

-more-

Mercer Reports 2004 Fourth Quarter and Year End Results	Page 9

Stendal Pulp Mill

        Construction of the Stendal mill was completed in the third quarter of 2004 and the mill is currently in the start-up phase. The mill underwent extensive testing and evaluation in December 2004 to determine whether certain performance requirements have been met, referred to as the "Acceptance Test". The Acceptance Test required that the mill continuously produce pulp at stated volumes, and within certain product specifications, for a 72-hour period. The test was generally successful and we were pleased with both the quantitative and qualitative aspects of the test. We have also reviewed the results of the test with Stendal's EPC contractor, lenders and certain suppliers. Based on such review and discussions with the parties to date, we currently anticipate that Stendal will issue an acceptance certificate for the mill and accept delivery of the same, subject to the EPC contractor and certain suppliers implementing certain measures including the installation of two additional digesters and related equipment, improvements to the NCG boiler and water treatment plant, reimbursement to Stendal of certain costs and the provision of certain warranties. The mill is currently operating well and product sales continue to be for the benefit of Mercer.

        The installation of the two additional digesters will increase the number of digesters at the Stendal mill from eight to ten and is planned to be completed by November 30, 2005. Once installed and fully operational, we believe the additional digesters should increase the annual production capacity of the Stendal mill to in excess of 600,000 ADMTs. We and our consultants believe that the design and capacity of the rest of the mill and fiber availability will, over time, permit the Stendal mill to achieve such increased production volumes. The additional digesters are also expected to enhance the reliability and overall operating performance of the Stendal mill. The two additional digesters have a capital cost of approximately €8 million, of which we will only pay €2 million and the balance shall be paid by the EPC contractor and certain suppliers.

        The acceptance of the 72-hour test and the mill and the implementation of certain measures are subject to, among other things, the settlement and execution of a definitive settlement agreement among the parties. Although no assurance can be provided, we currently believe the parties will conclude a definitive agreement around the end of the first quarter of 2005.

-more-

Mercer Reports 2004 Fourth Quarter and Year End Results	Page 10

Celgar Pulp Mill Acquisition and Financing

        In February 2005, we completed the acquisition of the Celgar pulp mill which is located near Castlegar, British Columbia, Canada, and has an annual production capacity of 430,000 ADMTs of NBSK pulp. The purchase price was $210 million, of which $170 million was paid in cash and $40 million was paid in our shares, plus an amount for the defined working capital of the mill on closing of approximately $16 million. In conjunction with the acquisition, we sold $310 million in principal amount of 9.25% senior notes maturing in 2013 and approximately $91 million of our shares of beneficial interest by way of separate public offerings. The proceeds from such offerings of notes and shares, along with cash on hand, were utilized to pay the cash portion of the purchase price and defined working capital of the Celgar mill, transaction costs, and to repay in full all of the net bank indebtedness of our Rosenthal mill and for working capital. Effective upon closing of the acquisition, we also established a new revolving working capital facility for the Rosenthal mill in the amount of €40 million with an initial term of five years and for the Celgar mill in the amount of $30 million, with an initial term of one year which, if not renewed, will convert to a one-year term loan.

President's Comments

        Mr. Jimmy S.H. Lee, President and Chairman, stated: "Our results for the fourth quarter and all of 2004 are reflective of generally improved pulp markets, the weakening of the U.S. dollar versus the Euro, the start up of our Stendal mill and continuing softness in our paper markets. Although NBSK pulp prices generally improved overall in 2004, such improvements were partially offset by the weakening of the U.S. dollar which fell by approximately 7.5% versus the Euro on a year over year basis. As result of the weakening of the U.S. dollar, during the fourth quarter, we settled all of the outstanding foreign currency derivatives we had put in place and realized a gain of €44.5 million thereon." Mr. Lee continued: "In early 2005, NBSK pulp prices have continued to improve both because of improving customer demand and a weakening U.S. dollar."

        Mr. Lee further stated: "We are pleased with the start up of the Stendal mill which is proceeding substantially as planned. It is producing a good quality of pulp that has been well accepted by customers. In the fourth quarter of 2004, the mill produced pulp at approximately 86% of its rated capacity."

        Mr. Lee continued: "We are very excited about the acquisition of the Celgar pulp mill which was completed in February 2005. We believe there are a number of opportunities to enhance the performance of the Celgar mill and expect to invest in certain strategic capital projects at the mill over the next three years to reduce operating costs, increase production capacity and enhance the operating efficiency and reliability of the mill. The Celgar mill also positions us to better service our customers by supplying them on a global basis and diversifies our revenue and geographic sales mix."

-more-

Mercer Reports 2004 Fourth Quarter and Year End Results	Page 11

        Mr. Lee concluded: "The acquisition of the Celgar mill and the start up of the Stendal mill makes us one of the largest NBSK pulp producers in the world with a consolidated annual production capacity of approximately 1.3 million ADMTs. We believe that our three large, modern NBSK pulp mills provide us the best platform to be an efficient, low-cost, competitive producer of high quality NBSK pulp."

        In conjunction with this release, Mercer International will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Friday, March 11, 2005 at 10:00 AM EST. Listeners can access the conference call live and archived over the Internet through a link at the company's web site at http://www.mercerinternational.com, or at http://phx.corporate-ir.net/playerlink.zhtml?c=62074&s=wm&e=1030083. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. A replay of this call will be available approximately two hours after the live call ends until March 18, 2005 at 11:59 p.m. (Eastern Standard Time). The replay number is (800) 642-1687, and the passcode is 4619545.

        Mercer International Inc. is a global pulp and paper manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerinternational.com.

        The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market conditions, competition and other risk factors listed from time to time in the company's SEC reports.

-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2004 and 2003
(Euros in thousands)

	December 31, 2004	December 31, 2003
ASSETS
Current Assets
Cash and cash equivalents	€49,568	€51,993
Cash restricted	45,295	15,187
Receivables	54,687	33,028
Inventories	52,898	23,909
Prepaid expenses	4,961	4,284

Total current assets	207,409	128,401
Long-Term Assets
Cash restricted	47,538	44,180
Property, plant and equipment	936,035	745,178
Investments	983	1,644
Equity method investments	4,096	2,309
Deferred note issuance and acquisition costs	5,069	4,213
Deferred income tax	54,519	9,980

	1,048,240	807,504

Total assets	€1,255,649	€935,905

LIABILITIES
Current Liabilities
Accounts payable and accrued expenses	€56,542	€37,414
Construction costs payable	65,436	42,756
Debt, current portion	107,090	97,178

Total current liabilities	229,068	177,348
Long-Term Liabilities
Debt, less current portion	228,488	255,901
Debt, Stendal	548,784	324,238
Unrealized interest rate derivative loss	75,471	43,151
Capital leases and other	9,035	2,412
Deferred income tax	2,062	—

	863,840	625,702

Total liabilities	1,092,908	803,050
Minority Interest	—	—
SHAREHOLDERS' EQUITY
Shares of beneficial interest	83,397	78,139
Additional paid-in capital, stock options	14	223
Retained earnings	69,176	49,196
Accumulated other comprehensive income	10,154	5,297

Total shareholders' equity	162,741	132,855

Total liabilities and shareholders' equity	€1,255,649	€935,905

(1)

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

For the Years Ended December 31, 2004 and 2003
(Euros in thousands, except per share data)

	2004	2003
Revenues
Pulp and paper	€233,103	€182,456
Transportation	3,299	3,607
Other	11,496	8,493

	247,898	194,556
Cost of sales
Pulp and paper	229,229	176,655
Transportation	2,873	3,035

Gross profit	15,796	14,866
General and administrative expenses	(27,099)	(19,323)
Impairment of capital assets	(6,000)	—
Flooding losses and expenses, less grant income	(669)	957
Settlement expenses	—	(1,041)

Loss from operations	(17,972)	(4,541)

Other income (expense)
Interest expense	(23,749)	(11,523)
Investment income	2,948	1,653
Derivative financial instruments
Unrealized loss on interest rate derivatives	(32,331)	(13,153)
Realized gain on foreign exchange derivatives	44,467	29,321
Impairment of equity method investments	—	(2,255)
Impairment of available-for-sale securities	—	(5,570)

Total other expense	(8,665)	(1,527)

Loss before income taxes and minority interest	(26,637)	(6,068)
Income tax (provision) benefit
Current	1,687	(3,172)
Deferred	42,476	—

Income (loss) before minority interest	17,526	(9,240)
Minority interest	2,454	5,647

Net income (loss)	€19,980	€(3,593)

Income (loss) per share
Basic	€1.15	€(0.21)

Diluted	€0.89	€(0.21)

Weighted average number of shares outstanding
Basic	17,426,351	16,940,858

Diluted	28,525,351	16,940,858

(2)

MERCER INTERNATIONAL INC.

BUSINESS SEGMENT INFORMATION

For the Year Ended December 31, 2004 and 2003
(Euros in thousands)

	Rosenthal Pulp	Stendal Pulp	Total Pulp	Paper	Corporate, Other and Eliminations	Consolidated Total
Year Ended December 31, 2004
Sales to external customers	€137,287	€41,225	€178,512	€54,591	€—	€233,103
Transportation and other	11,360	2,851	14,211	818	(234)	14,795
Intersegment net sales	1,949	885	2,834	—	(2,834)	—

	150,596	44,961	195,557	55,409	(3,068)	247,898

Operating costs	106,557	47,988	154,545	51,444	(3,031)	202,958
Operating depreciation and amortization	17,751	9,022	26,773	2,356	15	29,144
General and administrative	10,733	8,560	19,293	4,711	3,095	27,099
Impairment of capital assets	—	—	—	6,000	—	6,000
Flooding grants, less losses and expenses	—	—	—	669	—	669

	135,041	65,570	200,611	65,180	79	265,870

Income (loss) from operations	15,555	(20,609)	(5,054)	(9,771)	(3,147)	(17,972)
Interest expense	(8,562)	(12,190)	(20,752)	(564)	(2,433)	(23,749)
Unrealized loss on interest rate derivatives	(11)	(32,320)	(32,331)	—	—	(32,331)
Realized gain on foreign exchange derivatives	13,253	31,214	44,467	—	—	44,467
Other income (expense)	3,067	(414)	2,653	176	119	2,948

Income (loss) before income taxes and minority interest	€23,302	€(34,319)	€(11,017)	€(10,159)	€(5,461)	€(26,637)

Year Ended December 31, 2003
Sales to external customers	€126,594	€—	€126,594	€55,862	€—	€182,456
Transportation and other	10,623	251	10,874	1,226	—	12,100
Intersegment net sales	2,335	—	2,335	—	(2,335)	—

	139,552	251	139,803	57,088	(2,335)	194,556

Operating costs	107,409	—	107,409	50,709	(2,335)	155,783
Operating depreciation and amortization	21,881	—	21,881	2,026	—	23,907
General and administrative	8,332	3,641	11,973	5,168	2,182	19,323
Settlement expenses	—	—	—	—	1,041	1,041
Flooding grants, less losses and expenses	—	—	—	(957)	—	(957)

	137,622	3,641	141,263	56,946	888	199,097

Income (loss) from operations	1,930	(3,390)	(1,460)	142	(3,223)	(4,541)
Interest expense	(8,445)	(321)	(8,766)	(502)	(2,255)	(11,523)
Realized and unrealized loss on interest rate derivatives	(111)	(13,042)	(13,153)	—	—	(13,153)
Realized gain on foreign exchange derivatives	28,578	743	29,321	—	—	29,321
Impairment of investments	(4,480)	—	(4,480)	(1,090)	(2,255)	(7,825)
Other income (expense)	1,431	(3,307)	(1,876)	44	3,485	1,653

Income (loss) before income taxes and minority interest	€18,903	€(19,317)	€(414)	€(1,406)	€(4,248)	€(6,068)

(3)

-more-

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

For the Quarter and Year Ended December 31, 2004 and 2003
(Euros in thousands, except per share data)

	For the Quarter Ended December 31, 2004	For the Quarter Ended December 31, 2003
	(unaudited)
Net income	€32,584	€5,580
Minority interest	1,482	2,852
Income taxes (benefit)	(44,126)	2,946
Interest expense	14,195	4,636
Investment income	(1,269)	(598)
Derivative financial instruments	(13,213)	(19,772)
Other	—	2,275
Impairment of investments	—	59

Loss from operations	(10,347)	(2,022)
Add: Depreciation and amortization	11,927	5,970
Impairment charge	—	—

Operating EBITDA(1)	€1,580	€3,948

	For the Year Ended December 31, 2004	For the Year Ended December 31, 2003
Net income (loss)	€19,980	€ (3,593)
Minority interest	(2,454)	(5,647)
Income taxes (benefit)	(44,163)	3,172
Interest expense	23,749	11,523
Investment income	(2,948)	(1,653)
Derivative financial instruments	(12,136)	(16,168)
Other	—	2,255
Impairment of investments	—	5,570

Loss from operations	(17,972)	(4,541)
Add: Depreciation and amortization	29,144	24,105
Impairment charge	6,000	—

Operating EBITDA	€17,172	€19,564

(1)
Operating EBITDA does not reflect the impact of a number of items that affect the Company's net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of the Company's results as reported under GAAP.

(4)

-more-

MERCER INTERNATIONAL INC.

COMPANY SALES BY PRODUCT CLASS AND VOLUME

(Unaudited)

	Quarter Ended December 31,
	2004	2003
	(Euros in thousands)
Sales by Product Class
Pulp(1)	€74,769	€34,176
Specialty Papers	9,458	9,897
Printing Papers	3,792	3,448

Total(1)	€88,019	€47,521

	(Amount in tonnes)
Sales by Volume
Pulp(1)	192,254	81,729
Specialty Papers	9,381	10,201
Printing Papers	5,400	4,829

Total(1)	207,035	96,759

(1)
Excluding intercompany sales of 2,859 and 361 tonnes of pulp and intercompany net sales revenues of approximately €1.0 and €0.1 million in the three months ended December 31, 2004 and 2003, respectively.

NOTE: One tonne = 1.0160 of one ton.

COMPANY SALES BY PRODUCT CLASS AND VOLUME

	Year Ended December 31,
	2004	2003
	(Euros in thousands)
Sales by Product Class
Pulp(1)	€178,512	€126,594
Specialty Papers	37,497	40,082
Printing Papers	17,094	15,780

Total(1)	€233,103	€182,456

	(Amount in tonnes)
Sales by Volume
Pulp(1)	421,716	303,655
Specialty Papers	37,525	40,621
Printing Papers	24,757	21,397

Total(1)	483,998	365,673

(1)
Excluding intercompany sales of 6,756 and 5,527 tonnes of pulp and intercompany net sales revenues of approximately €2.8 and €2.3 million in the years ended December 31, 2004 and 2003, respectively.

(2)
Not including Germany or Italy; includes new entrant countries to the European Union from their time of admission.

NOTE: One tonne = 1.0160 of one ton.

(5)

QuickLinks

EXHIBIT 99.1
COMPANY SALES BY PRODUCT CLASS AND VOLUME